EXHIBIT 16
DELOITTE.

Deloitte & Touche LLP
555 E. Wells Street, Suite 1400
Milwaukee, WI 53202-3824
USA

Tel: +1 414 271 3000
www.deloitte.com
April 10, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Sensient Technologies Corporation Retirement Employee Stock Ownership Plan Form 8-K dated April 6, 2006, and we have the following comments:
1.	We agree with the statements made in the first and second paragraphs and the last sentence of the third paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the first sentence of the third paragraph.
Yours truly,
/s/ Deloitte & Touche LLP